Exhibit (a)(2)

PERMAL HEDGE STRATEGIES FUND

CERTIFICATE OF AMENDMENT

THIS IS TO CERTIFY THAT:

The Certificate of Trust (the “Certificate”) of Permal Hedge Strategies Fund, a Maryland statutory trust (the “Trust”), is hereby amended by deleting Article Second of the Certificate in its entirety and substituting the following in lieu thereof:

SECOND: The name of the statutory trust (the “Trust”) is:

Permal Hedge Strategies Fund I

The undersigned officer of the Trust certifies that he has been authorized by a majority of the Trustees of the Trust to sign this Certificate of Amendment on behalf of the Trust, and further acknowledges under penalties for perjury that, to the best of his knowledge and belief, the facts stated herein are true.

IN WITNESS WHEREOF, the undersigned officer of the Trust has signed this Certificate of Amendment as of this      day of May, 2013.

PERMAL HEDGE STRATEGIES FUND

[GRAPHIC APPEARS HERE]
R. Jay Gerken
President